Exhibit 1.3

AMERITRUST CORPORATION

WAIVER OF NOTICE AND CONSENT TO HOLD

MEETING OF BOARD OF DIRECTORS

We, the undersigned, being all of the Directors of Ameritrust Corporation (the “Company”), hereby waive the right to receive the advance notice required under the applicable provisions of the applicable Wyoming statutes and the Articles of Incorporation of the Company, and hereby consent to hold the Meeting of the Board of Directors as set forth below. We also agree that actions may be taken on matters coming before the meeting as if notice had been duly given.

Date and Time:	December 19, 2023 at 2:00 P. M.

Place:	Suite D-327 Hyundai Industrial Knowledge Center, Misa-daero 520, Hanam City, Korea

Agenda:	1. Approval of the Dismissal of a Director

2. Approval of Reporting Alleged Misconduct by a Former Director to Relevant Authorities

Date:	December 19, 2023

Representative Director:	Jong Sun Kim

Secretary:	Seok Song Kang

Director:	Sook Rye Min

AMERITRUST CORPORATION

MINUTES OF MEETING OF BOARD OF DIRECTORS

The Meeting of the Board of Directors of Ameritrust Corporation (the “Company”) was held as follows:

Date and Time:	December 19, 2023 at 2:00 P. M.
Place:	Suite D-327 Hyundai Industrial Knowledge Center, Misa-daero 520, Hanam City, Korea

Total number of Directors:	4 Persons

Number of Directors present:	3 Persons

The Chairman of the Board of Directors of the Company, Director Jong Sun Kim, took the chair and opened the meeting, declaring that the meeting was lawfully constituted with a quorum present, and submitted the following agenda for deliberation.

Agenda 1:	Approval of the Dismissal of a Director, Mi Soon Lee

The Chairman outlined the circumstances leading to the proposed dismissal of Director Mi Soon Lee. It was alleged that Ms. Lee engaged in multiple instances of misconduct, including the deliberate dissemination of false rumors about the company through phone calls and text messages to shareholders. Furthermore, she is accused of misappropriating and embezzling company funds. Additionally, Ms. Lee has consistently failed to fulfill her duties at the company for an extended period without providing any satisfactory explanation.

To substantiate the allegations against Ms. Lee, the Chairman presented concrete evidence to the Directors, including a taped conversation where Ms. Lee was recorded spreading false information among company shareholders, thereby seriously undermining the company’s operations.

The Board conducted a comprehensive review of all evidence and documentation pertaining to Ms. Lee’s alleged misconduct and her prolonged unexplained absence, which were collectively assessed as negligent and harmful to the effective management of the company. Following the evidence review, Ms. Lee was provided with an opportunity to respond to the allegations.

RESOLVED, that after a thorough discussion and providing Ms. Lee an opportunity to be heard, and with the affirmative votes of three Directors, meeting the necessary quorum as stipulated in the company’s Articles of Incorporation, the dismissal of Mi Soon Lee as a Director of the company is hereby approved. This decision is in accordance with Section 3-5 of the company’s Articles of Incorporation, based on grounds of alleged misconduct including misappropriation of the company funds and negligence in fulfilling her directorial responsibilities.

Agenda 2:	Approval of Reporting Alleged Misconduct by a Former Director to Relevant Authorities

The Chairman provided the Board with circumstantial evidence, including a phone recording in which Ms. Mi Soon Lee is heard disseminating false rumors about the company to shareholders. This evidence was critical to the Board’s decision to dismiss Ms. Lee.

The Board meticulously reviewed the evidence, which substantiated the allegations of misconduct and the misappropriation of the company funds by Ms. Lee, a director of the company. Additionally, the evidence underscored Ms. Lee’s prolonged and unexplained absences from the company activities, thereby further supporting his dismissal.

Following a comprehensive evaluation and with the affirmative votes of three Directors, meeting the necessary quorum as stipulated in the company’s Articles of Incorporation,

RESOLVED, that the reporting of Mi Soon Lee, the former Director, to the Police Station in Gangseo District, Seoul, for further investigation, be approved as presented.

There being no further business to be conducted at the meeting, the Chairman declared the meeting closed at 2:30 P. M.

IN WITNESS WHEREOF, the Chairman, the directors present prepared these minutes and signed or affixed thereon their names and seals.

In case of any discrepancy between the English and Korean versions of these minutes, the English version shall prevail.

Date:	December 19, 2023

Ameritrust Corporation

Representative Director:	/s/ Jong Sun Kim

Secretary:	/s/ Seok Song Kang

Director:	/s/ Sook Rye Min